[EXHIBIT 10.2.5]

                    EMPLOYMENT AGREEMENT
                    --------------------

     This Employment Agreement ("Agreement") is entered into as of May 23, 2003, between Satish Patel ("Employee"), 1168 Twin Canyon Lane, Diamond Bar, California 91765, and Film and Music Entertainment. Inc. ("Company"), 2029 Century Park East, Suite 1060, Los Angeles, California 90067, USA, on the following terms and conditions:

     1.  Engagement  Of Services. Company wishes to  retain  the
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services of Employee in connection with certain matters relating to  Company's  business, as more fully described  in  Section  3 hereof, and Employee is willing to provide such services.

     2. The term of this Agreement (the "Term") shall commence as of the date set forth above and continue until completion of Employee's services hereunder, or upon thirty days' prior written notice from either party .

     3.  Services To Be Provided. Employee agrees that  Employee
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will,  on  a  non-exclusive basis and consistent with Employee's other professional commitments render to Company such Employment services as a Member of the Board of Directors of Company. Employee further agrees at all times not to engage in conduct which will disparage the reputation of Company and/or Company's technology, products and services or which might tend to adversely affect the market price of Company's common stock. Employee shall not be required at any time to render services
that   would  materially  interfere  with  Employee  '  s  prior
professional obligations.

     4. Consideration. Provided Employee shall faithfully and
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completely perform the services required hereunder and otherwise fulfill his obligations under this Agreement. Company shall pay Employee, as full compensation for the services requested of
Employee hereunder for all work performed at the rate of   Dollar
($ .00) per year.

     5. Expenses.
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          (a)  In General. Employee may incur various costs  and
expenses  in  performing  his  services  under  this  Agreement.
Company agrees to pay for only those reasonable costs and expenses by prior written agreement of the Company.

          (b) Out Of Town Travel. Company agrees to pay transportation, meals, lodging and all other costs of any necessary out-of-town travel by Employee (with air travel to be coach class for Employee). Prior written approval by Company shall be required for all air travel in connection with this Agreement.

    Employee shall invoice Company promptly for the foregoing expenses. Such invoices shall be payable within 30 days of receipt.

     6. Confidentiality. In connection with Employee's services
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hereunder, Company will be disclosing to Employee certain
confidential information all of which Company considers to be secret or proprietary ("Proprietary Information"), and Employee agrees, during the Term and forever after the expiration or termination of this Agreement, to hold the Proprietary Information in confidence, and not to disclose such Proprietary Information to third parties (except pursuant to judicial process) or to use such Proprietary Information for Employee's own account, without Company's prior written authorization. Proprietary Information shall be used by Employee only in connection with services rendered pursuant to this Agreement. Proprietary information shall not be deemed to include information that: (a) is in or becomes in the public domain without violation of this



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Agreement  by Employee, or (b ) is already in the possession  of
Employee, as evidenced by written documents, prior to the disclosure t11ereof by Company, or ( c) is rightfully received from a third entity having no obligation to Company and without violation of this Agreement by Employee. Employee shall not issue any publicity or statements to the press or third parties regarding Company, or its technology, products or services, without Company's prior written consent in each instance.

     7.  Company's  Duties. Company agrees to cooperate with
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Employee, to abide by this Agreement, and to pay Employee's bills on time.

     8.  Warranties. Employee warrants that Employee is under no
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obligation  to any third party that would prevent Employee  from rendering the services contemplated by this Agreement, and that Employee is free to enter into this Agreement. Company warrants that Company is under no obligation to any third party that would prevent Company from performing its obligations under this Agreement and that Company is free to enter into this Agreement.

     9.  Indemnity. Employee will indemnify and hold harmless
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Company from any and all liabilities, costs, and expenses
(including attorney's fees) incurred by reason of any breach of this Agreement by Employee. The Company will indemnify and hold harmless Employee from any and all liabilities, costs, and expenses (including attorney's fees) incurred by reason of any breach of this Agreement by Company.

     10. No Injunctive Relief. In the event of any breach or an
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alleged breach of this Agreement by Company, it is acknowledged that Employee's rights and remedies shall be strictly limited to the right of Employee to recover damages in an action at law, and in no event shall Employee be entitled to rescind this Agreement, revoke any of the rights herein granted or to equitable or injunctive relief, including without limitation specific performance.

     11.  Notices. Any notice required or permitted to be given
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hereunder   shall  be  in  writing  and  shall  be   personally
delivered, including by messenger or courier (e.g., delivery by Federal Express or other similarly recognized air express company), or by certified or registered mail, return receipt
requested,   postage  prepaid,  to  Employee  at  the   address
previously inscribed or to Company at Pervasys, Inc., 2029 Century Park East. Suite 1060, Los Angeles, California 90067, USA, with a copy to Alexander, Nau, Lawrence & Frumes, LLP,
Attention: Robert M. Nan. 2029 Century Park East, Suite 1260, Los Angeles. California 90067, USA. Any party may change its address for notices hereunder by giving written notice in the manner provided for herein.

     12. Entire Agreement. This Agreement constitutes the entire
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agreement between the parties. No modification or amendment of this Agreement shall be binding unless executed in writing by a1l the parties.

     13. Assignability. This Agreement is not assignable by
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either party without the prior written consent of the other.

     14.  Arbitration. Any dispute, controversy or claim arising
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out of or relating to the enforcement, interpretation or alleged breach of this Agreement, or the services rendered pursuant to this Agreement, shall be submitted to and resolved by binding arbitration in Los Angeles, California in accordance with the
Commercial   Arbitration  Rules  of  the  American   Arbitration
Association, and judgment upon the award rendered by the arbitrator may be entered in and enforceable by any court having jurisdiction.

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     15. Choice of Law. This Agreement shall be construed and
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enforced in accordance with the laws of the State of California,
United States of America..

     In Witness Whereof, the undersigned have executed this Agreement as of the date first set forth above.

                                 Satish Patel ("Employee")


                                 By: /s/Satish Patel
                                    ----------------------------


                                 ("Company")
                                 Film and Music Entertainment, Inc.


                                 By: /s/John Daly
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